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                                                                      Exhibit 21

                         Subsidiaries of the Registrant

         Listed below are the major subsidiaries of the Company, including equity investees, each of which is in the consolidated financial statements of the Company and its Subsidiaries, and the percentage of ownership by the Company (or if indented, by the subsidiary under which it is listed). Subsidiaries omitted from the list would not, if aggregated, constitute a significant subsidiary:

                                                                      Jurisdiction of          Securities
Name of Subsidiary                                                      Incorporation          Ownership
------------------                                                      -------------          ---------
Media General Communications, Inc.                                        Delaware               100%
     Media General Broadcasting of Birmingham Holdings, LLC               Delaware               100%
     Media General Operations, Inc.                                       Delaware               100%
         Media General Broadcasting of South Carolina, Inc.               Delaware               100%
         Professional Communications, Inc.                                Florida                100%
         The Tribune Company Holdings, Inc.                               Delaware               100%
         NES II, Inc.                                                     Virginia               100%
         Virginia Paper Manufacturing Corp.                               Virginia               100%
             SP Newsprint Company (Partnership)                           Georgia              33.33%
Media General Financial Services, Inc.                                    Virginia               100%
Denver Post Corporation                                                   Delaware                20%